Exhibit 99.1
Newmont and Sumitomo Enter into an Agreement to Sell an Additional 14% Share Sale of PTNNT for $494 Million
DENVER, November 23, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced that its subsidiary, Newmont Indonesia Limited, together with Nusa Tenggara Mining Corporation (“NTMC”) (an affiliate of Sumitomo Corporation), have agreed to sign a sale and purchase agreement for an additional 14% of PT Newmont Nusa Tenggara (“PTNNT”) (7% for the 2008 divestiture and 7% for the 2009 divestiture) to PT Multi Daerah Bersaing (“PTMDB”), a consortium comprised of regional and local governments near the Batu Hijau mine, and PT Multicapital, a private company. Proceeds will total approximately $494 million. The 2008 share transfer will be completed upon approval from the Government of Indonesia. The 2009 share transfer is expected to follow shortly thereafter. A PTNNT shareholder meeting will be held following the closing of the 2008 shares to approve the transfer of the 2009 shares.
“We are pleased to have reached an agreement in regards to the sale of an additional 14% of PTNNT as required under our Contract of Work with the Government of Indonesia,” said Alan Blank, Executive Vice President, Legal and External Affairs. “With our new partners, we remain committed to ensuring the world-class Batu Hijau copper and gold mine’s long-term success, while maintaining the same industry leading standards for employee safety, responsible environmental management and sustainable social investments for our host communities.”
In conjunction with the sale, Newmont and NTMC also signed a Mine Operating Agreement with PTMDB, which will become effective upon the closing of the 2009 share sale. The agreement will adopt all Newmont standards of mine operations.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com